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                SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.




                             FORM 8-K

                          CURRENT REPORT




              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported)
                          August 6, 1997



                    ENSERCH EXPLORATION, INC.
      (Exact name of Registrant as specified in its charter)



     Texas               1-12108                   75-2421863
(State or other        (Commission             (I.R.S. Employer
jurisdiction of        File Number)           Identification No.)
 incorporation)



6688 N. Central Expwy., Ste. 1000, Dallas, TX          75206-3922
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including Area Code:  214-692-4300


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ITEM 5.  Other Events

     The merger of Enserch Exploration, Inc. with and into Lone Star Energy Plant Operations, Inc. ("Preliminary Merger") was consummated on Tuesday, August 5, 1997, pursuant to the Agreement and Plan of Merger among Lone Star Energy Plant Operations, Inc., Enserch Exploration, Inc. and ENSERCH Corporation ("ENSERCH") dated as of September 10, 1996. In this merger, Lone Star Energy Plant Operations, Inc. changed its name to Enserch Exploration, Inc. ("New EEX").

     Immediately following the Preliminary Merger, ENSERCH distributed to its shareholders of record at the close of business on August 4, 1996, its entire ownership interest in New EEX. In the distribution, each ENSERCH shareholder will receive 1.4995056 shares of New EEX common stock for each one share of ENSERCH common stock held. No fractional shares are to be issued and fractional share interests will be paid in cash.

     Also, on August 5, 1997, pursuant to the previously reported Amended and Restated Agreement and Plan of Merger dated as of April 13, 1996 (the "Plan of Merger") among Texas Utilities Company, a Texas corporation ("Texas Utilities"), ENSERCH and TUC Holding Company, a Texas corporation ("TUCHC"), TUC Merger Corp. and ENSERCH Merger Corp., wholly owned subsidiaries of TUCHC, were merged into Texas Utilities and ENSERCH, respectively (the "Mergers"), and Texas Utilities and ENSERCH became wholly owned subsidiaries of TUCHC. In connection with the Mergers, the name of TUCHC was changed to Texas Utilities Company.

     Under the terms of the Plan of Merger, each share of ENSERCH common stock outstanding at the effective time of the Mergers became exchangeable for 0.225 shares of TUCHC common stock and each share of Texas Utilities common stock outstanding at the effective time of the Mergers was automatically converted into one share of TUCHC common stock. At the effective time of the Mergers, ENSERCH had 70,494,540 shares of common stock outstanding and Texas Utilities had 224,649,557 shares of common stock outstanding. Fractional shares will not be issued, except to participants in the ENSERCH Dividend Reinvestment Plan. In lieu thereof, holders of fractional shares of TUCHC common stock will receive cash.





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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Enserch Exploration, Inc.



Date: August 6, 1997          By:          /s/ R. L. Jay
                                             R. L. Jay
                                   Assistant Corporate Secretary